Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-45962, 333-160422 and 333-206950) on Form S-3 and Registration Statements (No. 333-192487 and 333-93447) on Form S-8 of Middleburg Financial Corporation and subsidiaries of our reports dated March 14, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Middleburg Financial Corporation and subsidiaries for the year ended December 31, 2015.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 14, 2016